Exhbit 5.1

[SIDLEY AUSTIN LLP LOGO]	SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

March 22, 2006

Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

Ladies and Gentlemen:

We are acting as counsel to Tyson Foods, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of $1,000,000,000 principal amount of the Company’s 6.6% Notes due 2016 (the “Notes”), pursuant to the prospectus supplement dated March 17, 2006 (the “Prospectus Supplement”), supplementing (i) the prospectus dated June 1, 1998 (the “1998 Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-53171) (the “First Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) and (ii) the prospectus dated March 15, 2006 (the “2006 Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-132434) (the “Second Registration Statement,” and together with the First Registration Statement, the “Registration Statements”) filed with the SEC. As used in this letter, the term “Prospectus” means the Prospectus Supplement, the 1998 Base Prospectus and the 2006 Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued under an Indenture dated as of June 1, 1995 (the “Indenture”) between the Company and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as trustee (the “Trustee”).

We have examined (i) the Prospectus, (ii) the Registration Statements, (iii) the Indenture, (iv) the Notes in global form, (v) the executed Underwriting Agreement dated as of March 17, 2006 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the “Underwriting Agreement”), (vi) certain resolutions of the Board of Directors of the Company adopted on May 15, 1998 and March 13, 2006, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the execution and delivery of the Underwriting Agreement and the issuance and sale of the Notes (the “Board Resolutions”), and (vii) the officers’ certificate dated as of the date hereof executed by duly authorized officers of the Company establishing the terms of the Notes pursuant to the Board Resolutions. We also have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinion set forth below.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

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Tyson Foods, Inc.

March 22, 2006

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

The Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

This opinion letter is limited to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Notes.

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statements, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP